Exhibit 4(viii)

FLOOR SEGMENT ENDORSEMENT

This endorsement is part of Your contract. All definitions, provisions, and exceptions of the contract apply to this endorsement unless specifically changed by this endorsement. The endorsement effective date is the same as the Contract Date unless a different endorsement effective date is shown on the Data Page. In the event of a conflict between any provision in this endorsement and the contract, the provisions of this endorsement will control.

ENDORSEMENT BENEFIT

This endorsement establishes one or more Floor Segment Options for Your contract. Each Floor Segment Option will have an Index, Segment Term, Cap Rate, Participation Rate, and Floor Rate. The available Floor Segment Options on the Contact Date are shown on the Data Page.

DEFINITIONS

CAP RATE is the greatest positive Segment Return that may be used in the calculation of Segment Credits.

FLOOR RATE is the maximum percentage of negative Segment Return that is not protected by Us when calculating Segment Credits.

INDEX VALUE is the closing value of an Index that is published on a Valuation Day. If on any specific day an Index Value is not published, the Index Value from the close of the most recent Valuation Day will be used.

PARTICIPATION RATE is the percentage that is multiplied by any positive Segment Return.

SEGMENT RETURN is the change in the Index Value from the Segment Start Date to the Segment End Date expressed as a percentage adjusted based on the terms of each specific Segment Option.

FLOOR SEGMENT OPTION

The Floor Segment Option is an optional approach to protecting Your Accumulated Value. We will absorb any loss in excess of the Floor Rate. Any negative Index Value change less than the Floor Rate will be Your responsibility. We declare the Floor Rate for the Segment Option and it is guaranteed not to change. The Floor Rate is shown on the Data Page. The initial Cap Rate and Participation Rate are guaranteed for the first Segment Term only. A new Cap Rate and Participation Rate are determined by Us and will become effective on each Segment Start Date. The Cap Rate and Participation Rate for each Floor Segment Option are guaranteed to never be less than the Minimum Cap Rate or Minimum Participation Rate shown on the Data Page. The Index, Segment Term, Floor Rate, Cap Rate, and Participation Rate can be different between Floor Segment Options.

SEGMENT INTERIM VALUE

The Segment Interim Value for any Floor Segment Option on the initial Segment Start Date is the amount transferred from the Initial Holding Account allocated to that Segment Option.

The Segment Interim Value for the Floor Segment Option after the initial Segment Start Date is comprised by the previous day’s Segment Interim Value, the Segment Credits, the Equity Adjustment, and any funds transferred into or out of the Segment Option reduced by any partial Surrender.

The Segment Interim Value may be reduced by any premium taxes as provided for in the Premium Taxes section of Your contract.

The Nonforfeiture Interest Rate is not applicable to the Floor Segment Option.

SEGMENT CREDITS

Segment Credits, if any, will be calculated and added to a Floor Segment Option Crediting Base only on a Segment End Date.

On each Segment End Date, we will calculate the change in the Index Value. The change in the Index Value is the difference from the Index Value on the Segment End Date from the Index Value on the Segment Start Date divided by the Index Value on the Segment Start Date.

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If the change in the Index Value is positive, the Segment Return on the Segment End Date will be the change in the Index Value multiplied by the Participation Rate up to the Cap Rate, if applicable.

If the change in the Index Value is negative, the negative Segment Return on the Segment End Date will be the change in the Index Value subject to the Floor Rate. The Company will absorb losses greater than the Floor Rate and You will be responsible for any loss up to the Floor Rate.

Principal Life Insurance Company

{ Des Moines, Iowa 50392-0001 }

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